Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ALFACELL CORPORATION

                                * * * * * * * * *

          Alfacell Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of said Corporation, at a meeting of its members, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

          RESOLVED, that Article 4 of the Certificate of Incorporation be amended as set forth below:

               "4: The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-six million (26,000,000) shares, of which twenty-five million (25,000,000) shares shall be Common Stock, par value $.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.001 per share".

               The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the definition and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

               (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

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               (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

               (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

               (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

               (e) the amount or amounts payable on shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

               (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporation purposes and the terms and provisions relating to the operation thereof;

               (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

               (h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

               (i) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.


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

               The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

          SECOND: That at the Annual Meeting of Stockholders of the Corporation, the holders of a majority of the outstanding stock entitled to vote thereon voted in favor of said amendments in accordance with the provisions of Section 216 of the General Corporation Law of the State of Delaware.

          THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 216 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Alfacell Corporation has caused this certificate to be signed by Kuslima Shogen, its President and attested to by Alan Bell, Secretary of the Corporation, this ___ day of February, 1994.


                                          By: /s/ KUSLIMA SHOGEN
                                              ----------------------------------
                                              KUSLIMA SHOGEN, President

ATTEST:


By: /s/ Alan Bell
    -----------------------------------
    Alan Bell, Secretary


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